NEWS RELEASE
Contacts:    KLX Energy Services Holdings, Inc.
Geoffrey C. Stanford, SVP, Interim CFO & CAO
832-930-8066
IR@klx.com

Dennard Lascar Investor Relations
Ken Dennard / Natalie Hairston
713-529-6600
KLXE@dennardlascar.com

KLX ENERGY SERVICES HOLDINGS, INC.
REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

HOUSTON, TX - March 11, 2026 - KLX Energy Services Holdings, Inc. (Nasdaq: KLXE) (“KLX”, the “Company”, “we”, “us” or “our”) today reported financial results for the fourth quarter ended December 31, 2025.

Full Year 2025 Financial Highlights

•Revenue of $637 million
•Net loss of $(77) million, net loss margin of (12)% and diluted loss per share of $(4.12)
•Adjusted EBITDA of $76 million
•Adjusted EBITDA margin of 12%
•Total liquidity of $56 million as of December 31, 2025, consisting of approximately $6 million of cash and cash equivalents, and approximately $50 million of available borrowing capacity under the asset-based revolving credit facility

Fourth Quarter 2025 Financial Highlights

•Revenue of $157 million
•Net loss of $(15) million, net loss margin of (10)% and diluted loss per share of $(0.78)
•Adjusted EBITDA of $23 million and Adjusted EBITDA margin of 14%, an increase of 7% and 13% over the third quarter, respectively

See “Non-GAAP Financial Measures” at the end of this release for a discussion of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt and their reconciliations to the most directly comparable financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have not provided reconciliations of our future expectations as to Adjusted EBITDA or Adjusted EBITDA margin as such reconciliations are not available without unreasonable efforts.

Chris Baker, KLX President and Chief Executive Officer, stated, “KLX delivered a very strong finish to 2025. The fourth quarter was our most profitable of the year, and both Adjusted EBITDA and Adjusted EBITDA margin were at their 2025 highs, driven by a more muted fourth quarter revenue decline, typical year-end accrual unwinds and incremental revenue in our natural gas portfolio. Throughout 2025, we continued to optimize our corporate cost structure and thoughtfully invested in our product lines, while leaning into gas-weighted asset allocation as we realigned certain PSLs and benefited from capacity rationalization in the industry.

“Our focus on cost discipline, strategic capital deployment and the preservation of our talented workforce, allowed us to grow earnings in the back half of the year in spite of persistent commodity price volatility and softer activity in certain basins. Operationally, the Northeast/Mid-Con segment was the standout in the quarter. Despite typical winter weather and year-end budget dynamics, that segment held revenue essentially flat sequentially and again expanded margins, driven by robust demand in our gas-directed work. Our dry gas exposure continued to grow as a share of the portfolio, and gas-levered revenue has steadily been marching back toward prior cycle peaks.

“We expect the first quarter to be impacted by seasonality and winter storm Fern, which led to the loss of approximately four to five working days in many districts. However, as the year progresses, we should return to the stronger run-rate we delivered in the second half of 2025,” concluded Baker.

Fourth Quarter 2025 Financial Results

Revenue for the fourth quarter of 2025 totaled $156.8 million, a decrease of 5.9% compared to third quarter revenue of $166.7 million. The decrease in revenue reflects a decrease in activity in addition to the expected seasonal decline in the fourth quarter. On a product line basis, drilling, completion, production and intervention services contributed approximately 18%, 58%, 16% and 8%, respectively, to revenues for the fourth quarter 2025.

Net loss for the fourth quarter of 2025 was $(15.0) million, compared to fourth quarter of 2024 net loss of $(14.7) million. Adjusted net loss for the fourth quarter of 2025 was $(14.5) million, compared to fourth quarter of 2024 adjusted net loss of $(13.1) million. Adjusted EBITDA for the fourth quarter of 2025 was $22.5 million, compared to fourth quarter of 2024 Adjusted EBITDA of $22.7 million. Adjusted EBITDA margin for the fourth quarter of 2025 was 14.3%, compared to fourth quarter of 2024 Adjusted EBITDA margin of 13.7%.

Fourth Quarter 2025 Segment Results

The Company reports revenue, operating income (loss) and Adjusted EBITDA through three geographic business segments: Rocky Mountains, Southwest and Northeast/Mid-Con. The Company reports operating activities not attributable to an individual geographic business segment as Corporate and other. Segment results are reported after inter-segment eliminations.

•Rocky Mountains: Revenue, operating income and Adjusted EBITDA for the Rocky Mountains segment was $46.3 million, $0.8 million and $6.9 million, respectively, for the fourth quarter of 2025. Fourth quarter revenue represents a 8.9% decrease over the third quarter of 2025 largely due to winter holiday seasonality and budget exhaustion, which affected all of our regional completion and intervention offerings, including coiled tubing, frac rentals and tech services. Segment operating income and Adjusted EBITDA decreased 55.6% and 14.8%, respectively, as a function of the seasonal decrease in activity, which is expected to correct as we exit the first quarter of 2026.

•Southwest: Revenue, operating loss and Adjusted EBITDA for the Southwest segment, which includes the Permian and South Texas, was $50.9 million, $(1.6) million and $6.8 million, respectively, for the fourth quarter of 2025. Fourth quarter revenue represents a 10.1% decrease over the third quarter of 2025 largely due to annual seasonality due to budget exhaustion and winter holiday breaks, which affected most product service lines in the region, including frac rental, tech services and coiled tubing. Segment operating loss and Adjusted EBITDA improved 52.9% and 33.3%, respectively, due largely to a shift in revenue mix and reduced overhead, including headcount and vehicle fleet.

•Northeast/Mid-Con: Revenue, operating income and Adjusted EBITDA for the Northeast/Mid-Con segment was $59.6 million, $6.5 million and $15.1 million, respectively, for the fourth quarter of 2025. Fourth quarter revenue represents a 0.5% increase over the third quarter of 2025 driven by increased activity in the Northeast, offset by a seasonal decrease in coiled tubing and frac rental. Segment operating income decreased 1.5% and Adjusted EBITDA increased 4.1%, as a result of slightly higher one-time costs and depreciation and amortization.

•Corporate and other: Operating loss and Adjusted EBITDA loss for Corporate and other were $(7.9) million and $(6.3) million, respectively, for the fourth quarter of 2025. Segment operating loss and Adjusted EBITDA loss remained largely in line with prior quarter.

The following is a tabular summary of revenue, operating income (loss) and Adjusted EBITDA (loss) for the fourth quarter ended December 31, 2025, the third quarter ended September 30, 2025 and the fourth quarter ended December 31, 2024 ($ in millions).

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Revenue:
Rocky Mountains	$46.3	$50.8	$54.0
Southwest	50.9	56.6	61.4
Northeast/Mid-Con	59.6	59.3	50.1
Total revenue	$156.8	$166.7	$165.5

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Operating (loss) income:
Rocky Mountains	$0.8	$1.8	$4.7
Southwest	(1.6)	(3.4)	1.1
Northeast/Mid-Con	6.5	6.6	0.3
Corporate and other	(7.9)	(8.0)	(11.1)
Total operating (loss) income	$(2.2)	$(3.0)	$(5.0)

	Three Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024
Adjusted EBITDA (loss)
Rocky Mountains	$6.9	$8.1	$11.8
Southwest	6.8	5.1	9.6
Northeast/Mid-Con	15.1	14.5	9.8
Segment total	28.8	27.7	31.2
Corporate and other	(6.3)	(6.6)	(8.5)
Total Adjusted EBITDA(1)	$22.5	$21.1	$22.7
(1) Excludes one-time costs, as defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table below, non-cash compensation expense and non-cash asset impairment expense.

Balance Sheet and Liquidity

Total debt outstanding as of December 31, 2025 was $258.3 million. As of December 31, 2025, cash and cash equivalents totaled $5.7 million. Available liquidity as of December 31, 2025 was $56.3 million, including availability of $50.6 million on the December 2025 asset-based revolving credit facility (the “ABL Facility”) borrowing base certificate. The senior secured notes (the “2030 Senior Notes”) bear interest at a variable annual rate, which as of December 31, 2025 was approximately 12.3%. Accrued interest as of December 31, 2025 was $0.0 million for the 2030 Senior Notes and $0.4 million related to the ABL Facility.

Net working capital as of December 31, 2025 was $49.5 million, a 93% increase from December 31, 2024, driven by a decrease in days payable outstanding and an increase in days sales outstanding.

Other Financial Information

Capital expenditures were $9.4 million during the fourth quarter of 2025. Fourth quarter capital expenditures decreased by $2.6 million or 21.7% compared to capital expenditures of $12.0 million in the third quarter of 2025. Capital spending during the fourth quarter was driven primarily by maintenance capital expenditures across our segments.

Indenture Amendment and Issuance of Warrants

On March 6, 2026, we entered into an amendment (the “First Amendment to the Indenture”) to the indenture dated March 12, 2025 relating to our 2030 Senior Notes, to provide financial covenant relief, including (i) extending and resetting the step-down schedule for the maximum total net leverage ratio covenant, (ii) a temporary holiday to exclude capital lease obligations from the leverage ratio calculation for certain testing periods, and (iii) clarifying that proceeds from our at-the-market offering program may be applied as an equity cure. In connection with the entry into the First Amendment to the Indenture, on March 6, 2026 and March 11, 2026, we issued to our noteholders, based on their pro rata ownership of principal amount of the 2030 Senior Notes, warrants to purchase, in aggregate, up to 803,712 shares of our common stock at an exercise price of $0.01 per share, subject to adjustment (the “Warrants”). The Warrants expire five years from their respective date of issuance. Other than the issuance date and the expiration date, the terms of the Warrants are consistent with the warrants issued in March 2025 in connection with our issuance of the 2030 Senior Notes.

Conference Call Information

KLX will conduct its fourth quarter 2025 conference call, which can be accessed via dial-in or webcast, on Thursday, March 12, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) by dialing 1-201-389-0867 and asking for the KLX conference call at least 10 minutes prior to the start time, or by logging onto the webcast at https://investor.klx.com/events-and-presentations/events. For those who cannot listen to the live call, a replay will be available through March 26, 2026, and may be accessed by dialing 1-201-612-7415 and using passcode 13758819#. Also, an archive of the webcast will be available shortly after the call at https://investor.klx.com/events-and-presentations/events for 90 days. Please submit any questions for management prior to the call via email to KLXE@dennardlascar.com.

About KLX Energy Services Holdings, Inc.

KLX is a growth-oriented provider of diversified oilfield services to leading onshore oil and natural gas exploration and production companies operating in both conventional and unconventional plays in all of the active major basins throughout the United States. The Company delivers mission critical oilfield services focused on drilling, completion, production, and intervention activities for technically demanding wells from over 60 service and support facilities located throughout the United States. KLX’s complementary suite of proprietary products and specialized services is supported by technically skilled personnel and a broad portfolio of innovative in-house manufacturing, repair and maintenance capabilities. More information is available at www.klx.com.

Forward-Looking Statements and Cautionary Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature and are not current facts. When used in this news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein), the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events with respect to, among other things: our operating cash flows; the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy and to integrate our acquisitions; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by oil and natural gas exploration and production companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity;

inflation; changes in interest rates; the ongoing war in Ukraine and its continuing effects on global trade; the ongoing conflict and tensions in the Middle East; supply chain issues; general economic, financial and political conditions, including market volatility and the impact of imposition of increased, new and retaliatory tariffs; and other risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

KLX Energy Services Holdings, Inc.
Condensed Consolidated Statements of Operations
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Revenues	$156.8	$166.7	$165.5	$636.6	$709.3
Costs and expenses:
Cost of sales	121.5	130.5	127.4	501.5	549.7
Depreciation and amortization	23.7	23.2	25.1	95.2	94.0
Selling, general and administrative	13.3	15.6	17.6	68.5	79.6
Research and development costs	0.5	0.4	0.4	1.7	1.4
Impairment and other charges	—	—	—	—	0.1
Operating loss	(2.2)	(3.0)	(5.0)	(30.3)	(15.5)
Non-operating expense:
Interest income	(0.0)	(0.0)	(0.5)	(0.4)	(2.5)
Interest expense	12.6	11.1	10.2	45.2	39.4
Loss on debt extinguishment	—	—	—	1.2	—
Loss before income tax	(14.8)	(14.1)	(14.7)	(76.3)	(52.4)
Income tax expense	0.2	0.2	—	0.8	0.6
Net loss	$(15.0)	$(14.3)	$(14.7)	$(77.1)	$(53.0)

Net loss per common share:
Basic	$(0.78)	$(0.74)	$(0.90)	$(4.12)	$(3.27)
Diluted	$(0.78)	$(0.74)	$(0.90)	$(4.12)	$(3.27)

Weighted average common shares:
Basic	19.2	19.2	16.3	18.7	16.2
Diluted	19.2	19.2	16.3	18.7	16.2

KLX Energy Services Holdings, Inc.
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars and shares, except per share data)
(Unaudited)

	As of December 31
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$5.7	$91.6
Accounts receivable–trade, net of allowance of $1.7 and $4.2	102.7	96.9
Inventories, net	30.7	31.0
Prepaid expenses and other current assets	10.8	13.5
Total current assets	149.9	233.0
Property and equipment, net(1)	161.1	197.1
Operating lease assets	22.3	19.6
Intangible assets, net	1.1	1.5
Other assets	5.9	5.1
Total assets	$340.3	$456.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$68.7	$74.4
Accrued interest	0.4	4.5
Accrued liabilities	26.0	41.3
Current portion of long-term debt	4.4	—
Current portion of operating lease liabilities	7.1	6.9
Current portion of finance lease liabilities	19.6	13.0
Total current liabilities	126.2	140.1
Long-term debt	253.9	285.1
Long-term operating lease liabilities	15.9	13.5
Long-term finance lease liabilities	17.4	26.4
Other non-current liabilities	1.1	1.7
Commitments, contingencies and off-balance sheet arrangements
Stockholders’ equity:
Common Stock, $0.01 par value; 110.0 authorized; 18.9 and 17.5 issued	0.2	0.2
Additional paid-in capital	571.3	557.5
Treasury stock, at cost, 0.5 shares and 0.5 shares	(6.2)	(5.8)
Accumulated deficit	(639.5)	(562.4)
Total stockholders’ deficit	(74.2)	(10.5)
Total liabilities and stockholders' deficit	$340.3	$456.3

(1) Includes right-of-use assets - finance leases

KLX Energy Services Holdings, Inc.
Additional Selected Operating Data
(Unaudited)

Non-GAAP Financial Measures

This release includes Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Loss, Adjusted Diluted Loss per share, Unlevered and Levered Free Cash Flow, Net Working Capital, Net Debt, Consolidated Net Loss Margin and Segment Operating Income (Loss) Margin measures. Each of the metrics are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL Facility.

We believe Adjusted EBITDA is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA margin is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA margin is not a measure of net earnings or cash flows as determined by GAAP. Adjusted EBITDA margin is defined as the quotient of Adjusted EBITDA and total revenue. We believe Adjusted EBITDA margin is useful because it allows us to supplement the GAAP measures in order to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure, as a percentage of revenues.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for (i) long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Operating Income (Loss) is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Net Loss as consolidated net loss adjusted for (i) long-lived asset impairment charges, (ii) restructuring charges, (iii) transaction and integration costs related to acquisitions and (iv) other expenses or charges to exclude certain items that we believe are not reflective of the ongoing performance of our business. We believe Adjusted Net Loss is useful because it allows us to exclude non-recurring items in evaluating our operating performance.

We define Adjusted Diluted Loss per share as the quotient of adjusted net loss and diluted weighted average common shares. We believe that Adjusted Diluted Loss per share provides useful information to investors because it allows us to exclude non-recurring items in evaluating our operating performance on a diluted per share basis.

We define Unlevered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment and other proceeds plus cash interest expense. We define Levered Free Cash Flow as net cash provided by operating activities less capital expenditures and proceeds from sale of property and equipment and other proceeds. Our management uses Unlevered and Levered Free Cash Flow to assess the Company’s liquidity and ability to repay maturing debt, fund operations and make additional investments. We believe that each of Unlevered and Levered Free Cash Flow provide useful information to investors because it is an important indicator of the Company’s liquidity, including our ability to reduce Net Debt and make strategic investments.

Net Working Capital is calculated as current assets, excluding cash, less current liabilities, excluding accrued interest, current portion of long-term debt, operating lease obligations and finance lease obligations. We believe that Net Working Capital provides useful information to investors because it is an important indicator of the Company’s liquidity.

We define Net Debt as total debt less cash and cash equivalents. We believe that Net Debt provides useful information to investors because it is an important indicator of the Company’s indebtedness.

We define Consolidated net loss margin as the quotient of consolidated net loss and total revenue. We define Segment operating income (loss) margin as the quotient of segment operating income (loss) and segment revenue. We believe that Consolidated net loss margin and Segment operating income (loss) margin provide useful information to investors to understand and evaluate core operating performance and trends across fiscal periods.

The following tables present a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures for the periods indicated:

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted EBITDA*
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Consolidated net loss	$(15.0)	$(14.3)	$(14.7)	$(77.1)	$(53.0)
Income tax expense	0.2	0.2	—	0.8	0.6
Interest expense, net	12.6	11.1	9.7	44.8	36.9
Loss on debt extinguishment	—	—	—	1.2	—
Operating loss	(2.2)	(3.0)	(5.0)	(30.3)	(15.5)
Impairment and other charges (1)	—	—	—	—	0.1
One-time net costs, excluding impairment and other charges (1)	0.5	0.3	1.6	8.6	7.1
Adjusted operating loss	(1.7)	(2.7)	(3.4)	(21.7)	(8.3)
Depreciation and amortization	23.7	23.2	25.1	95.2	94.0
Non-cash compensation	0.5	0.6	1.0	2.6	3.9
Adjusted EBITDA	$22.5	$21.1	$22.7	$76.1	$89.6
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2025 relate to $0.2 in legal fees, $0.2 in personnel costs, and $0.1 in non-recurring facility costs.

KLX Energy Services Holdings, Inc.
Consolidated Net Loss Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Consolidated net loss	$(15.0)	$(14.3)	$(14.7)	$(77.1)	$(53.0)
Revenue	156.8	166.7	165.5	636.6	709.3
Consolidated net loss margin percentage	(9.6)%	(8.6)%	(8.9)%	(12.1)%	(7.5)%

(1) Consolidated Net Loss Margin is defined as the quotient of consolidated net loss and total revenue.

KLX Energy Services Holdings, Inc.
Consolidated Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Adjusted EBITDA	$22.5	$21.1	$22.7	$76.1	$89.6
Revenue	156.8	166.7	165.5	636.6	709.3
Adjusted EBITDA Margin Percentage	14.3%	12.7%	13.7%	12.0%	12.6%

(1) Adjusted EBITDA Margin is defined as the quotient of Adjusted EBITDA and total revenue. Adjusted EBITDA is operating income (loss) excluding one-time costs (as defined above), depreciation and amortization expense, non-cash compensation expense and non-cash asset impairment expense.

Reconciliation of Rocky Mountains Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Rocky Mountains operating income	$0.8	$1.8	$4.7	$5.7	$23.8
One-time costs (1)	—	0.1	—	0.6	0.1
Adjusted operating income	0.8	1.9	4.7	6.3	23.9
Depreciation and amortization expense	6.1	6.1	7.1	25.5	27.3
Non-cash compensation	0.0	0.1	0.0	0.2	0.0
Rocky Mountains Adjusted EBITDA	$6.9	$8.1	$11.8	$32.0	$51.2

(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Southwest Operating (Loss) Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Southwest operating (loss) income	$(1.6)	$(3.4)	$1.1	$(3.5)	$3.7
One-time costs (1)	0.2	0.1	0.3	1.0	0.9
Adjusted operating (loss) income	(1.4)	(3.3)	1.4	(2.5)	4.6
Depreciation and amortization expense	8.2	8.4	8.2	33.3	30.8
Non-cash compensation	0.0	0.0	0.0	0.2	0.0
Southwest Adjusted EBITDA	$6.8	$5.1	$9.6	$31.0	$35.4
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Northeast/Mid-Con Operating Income to Adjusted EBITDA
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Northeast/Mid-Con operating income	$6.5	$6.6	$0.3	$3.6	$2.3
One-time costs (1)	0.1	(0.4)	0.1	1.7	0.6
Adjusted operating income	6.6	6.2	0.4	5.3	2.9
Depreciation and amortization expense	8.5	8.3	9.3	34.1	34.1
Non-cash compensation	0.0	0.0	0.1	0.1	0.3
Northeast/Mid-Con Adjusted EBITDA	$15.1	$14.5	$9.8	$39.5	$37.3
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, one-time costs also include impairment and other charges.

Reconciliation of Corporate and Other Operating Loss to Adjusted EBITDA Loss
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Corporate and other operating loss	$(7.9)	$(8.0)	$(11.1)	$(36.1)	$(45.3)
Impairment and other charges	—	—	—	—	0.1
One-time costs, excluding impairment and other charges (1)	0.2	0.5	1.2	5.3	5.5
Adjusted operating loss	(7.7)	(7.5)	(9.9)	(30.8)	(39.7)
Depreciation and amortization expense	0.9	0.4	0.5	2.3	1.8
Non-cash compensation	0.5	0.5	0.9	2.1	3.6
Corporate and other Adjusted EBITDA loss	$(6.3)	$(6.6)	$(8.5)	$(26.4)	$(34.3)
(1) One-time costs are defined in the Reconciliation of Consolidated Net Loss to Adjusted EBITDA table above. For purposes of segment reconciliation, impairment and other charges are included to reconcile to segment adjusted operating loss.

KLX Energy Services Holdings, Inc.
Segment Operating Income Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Rocky Mountains
Operating income	$0.8	$1.8	$4.7	$5.7	$23.8
Revenue	46.3	50.8	54.0	199.0	228.9
Segment operating income margin percentage	1.7%	3.5%	8.7%	2.9%	10.4%
Southwest
Operating (loss) income	(1.6)	(3.4)	1.1	(3.5)	3.7
Revenue	50.9	56.6	61.4	231.6	269.3
Segment operating (loss) income margin percentage	(3.1)%	(6.0)%	1.8%	(1.5)%	1.4%
Northeast/Mid-Con
Operating income	6.5	6.6	0.3	3.6	2.3
Revenue	59.6	59.3	50.1	206.0	211.1
Segment operating income margin percentage	10.9%	11.1%	0.6%	1.7%	1.1%
(1) Segment operating income margin is defined as the quotient of segment operating income and segment revenue.

KLX Energy Services Holdings, Inc.
Segment Adjusted EBITDA Margin(1)
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Rocky Mountains
Adjusted EBITDA	$6.9	$8.1	$11.8	$32.0	$51.2
Revenue	46.3	50.8	54.0	199.0	228.9
Adjusted EBITDA Margin Percentage	14.9%	15.9%	21.9%	16.1%	22.4%
Southwest
Adjusted EBITDA	6.8	5.1	9.6	31.0	35.4
Revenue	50.9	56.6	61.4	231.6	269.3
Adjusted EBITDA Margin Percentage	13.4%	9.0%	15.6%	13.4%	13.1%
Northeast/Mid-Con
Adjusted EBITDA	15.1	14.5	9.8	39.5	37.3
Revenue	59.6	59.3	50.1	206.0	211.1
Adjusted EBITDA Margin Percentage	25.3%	24.5%	19.6%	19.2%	17.7%
(1) Segment Adjusted EBITDA Margin is defined as the quotient of Segment Adjusted EBITDA and total segment revenue. Segment Adjusted EBITDA is segment operating income (loss) excluding one-time costs (as defined above), non-cash compensation expense and non-cash asset impairment expense.

KLX Energy Services Holdings, Inc.
Reconciliation of Consolidated Net Loss to Adjusted Net Loss and
Adjusted Diluted Loss per Share
(In millions of U.S. dollars and shares, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Consolidated net loss	$(15.0)	$(14.3)	$(14.7)	$(77.1)	$(53.0)
Impairment and other charges	—	—	—	—	0.1
One-time costs(1)	0.5	0.3	1.6	8.6	7.1
Adjusted net loss	$(14.5)	$(14.0)	$(13.1)	$(68.5)	$(45.8)
Diluted weighted average common shares	19.2	19.2	16.3	18.7	16.2
Adjusted Diluted Loss per share(2)	$(0.76)	$(0.73)	$(0.80)	$(3.66)	$(2.83)
*Previously announced quarterly numbers may not sum to the year-end total due to rounding.
(1) The one-time costs during the fourth quarter of 2025 relate to $0.2 in legal fees, $0.2 in personnel costs, and $0.1 in non-recurring facility costs.
(2) Adjusted Diluted Loss per share is defined as the quotient of Adjusted Net Loss and diluted weighted average common shares.

KLX Energy Services Holdings, Inc.
Reconciliation of Net Cash Flow Provided by Operating Activities to Free Cash Flow
(In millions of U.S. dollars)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net cash flow provided by operating activities	$12.5	$13.5	$26.0	$7.5	$54.2
Capital expenditures	(9.4)	(12.0)	(15.3)	(49.1)	(65.1)
Proceeds from sale of property and equipment and other	5.6	4.2	4.8	16.2	14.0
Levered Free Cash Flow	8.7	5.7	15.5	(25.4)	3.1
Add: Cash interest expense, net	6.7	5.1	9.7	23.4	36.9
Unlevered Free Cash Flow	$15.4	$10.8	$25.2	$(2.0)	$40.0

KLX Energy Services Holdings, Inc.
Reconciliation of Current Assets and Current Liabilities to Net Working Capital
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2025	September 30, 2025	December 31, 2024
Current assets	$149.9	$164.2	$233.0
Less: Cash	5.7	8.4	91.6
Net current assets	144.2	155.8	141.4
Current liabilities	126.2	137.2	140.1
Less: Current portion of long-term debt	4.4	4.5	—
Less: Accrued interest	0.4	1.2	4.5
Less: Operating lease obligations	7.1	6.6	6.9
Less: Finance lease obligations	19.6	19.2	13.0
Net current liabilities	94.7	105.7	115.7
Net working capital	$49.5	$50.1	$25.7

KLX Energy Services Holdings, Inc.
Reconciliation of Net Debt(1)
(In millions of U.S. dollars)
(Unaudited)

	As of
	December 31, 2025	September 30, 2025	December 31, 2024
Total Debt	$258.3	$259.2	$285.1
Cash	5.7	8.4	91.6
Net Debt	$252.6	$250.8	$193.5
(1) Net Debt is defined as total debt less cash and cash equivalents.